Exhibit 10.1

Lear Corporation Annual Incentive Compensation Plan

(As Amended and Restated Effective January 1, 2005)

ARTICLE 1

Statement of Purpose

Lear Corporation’s compensation policies are intended to support the Company’s overall objective of enhancing stockholder value. In furtherance of this philosophy, the Lear Corporation Annual Incentive Compensation Plan (“ICP”) is designed to provide incentives for business performance, reward contributions towards goals consistent with the Company’s business strategy and enable the Company to attract and retain highly qualified Corporate Officers, key management, and other salaried employees. The Plan is hereby amended and restated as provided herein. Any awards paid for Performance Periods ending before January 1, 2005 shall be governed by the terms of the plan document then in effect. It is intended that awards under the Plan may constitute qualified performance-based compensation under Section 162(m) of the Code.

ARTICLE 2

Definitions

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1	“Bonus” means the incentive compensation determined by the Committee under Section 4.4 of the Plan payable in cash.

2.2	“Board” means the Lear Corporation Board of Directors.

2.3	“Code” means the Internal Revenue Code of 1986, as amended.

2.4	“Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “outside directors” under Section 162(m) and the regulations thereunder and the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which Lear Corporation common equity is at the time listed, in each case as in effect from time to time.

2.5	“Company” means Lear Corporation and, except for purposes of Section 4.7, any of its Subsidiaries that adopt this Plan or that have employees who are participants under this Plan.

2.6	“Corporate Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act or who is employed in the Company’s E1 level of band 7 (or any comparable or higher classification).

2.7	“Disability” means permanent and total disability as defined in the Company’s Long Term Disability Plan, or if no such plan exists, as defined in Code Section 22(e)(3).

2.8	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.9	“Participant” means a Corporate Officer, key management, or other salaried employee as described in Article 3 of this Plan.

2.10	“Performance Period” means the period for which a Bonus may be made. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 of any year.

2.11	“Plan” means the Lear Corporation Annual Incentive Compensation Plan (ICP), as it may be amended from time to time.

2.12	“Retirement” means a Termination of Employment, after appropriate notice to the Company, upon such terms and conditions approved by the Committee, in the case of Corporate Officers, or the Senior Vice President — Human Resources or his or her designee in the case of a Participant who is not a Corporate Officer at the time of Retirement.

2.13	“SEC” means the Securities and Exchange Commission.

2.14	“Section 162(m)” means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

2.15	“Subsidiary” means any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly owned by Lear Corporation.

2.16	“Termination of Employment” means (a) the termination of the Participant’s active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant’s employing Company ceases to be a Subsidiary.

ARTICLE 3

Participation

A Corporate Officer designated by the Committee or a key management or other salaried employee of the Company designated by the Senior Vice President — Human Resources or his or her designee, shall be a Participant in this Plan and shall continue to be a Participant until advised or determined otherwise.

ARTICLE 4

Incentive Bonuses

4.1	Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed). The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2. Objective performance goals may also include operational goals such as: productivity, safety, other strategic objectives and individual performance goals. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for Lear Corporation, for one or more of its Subsidiaries, divisions, businesses or organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

4.2	Financial Measures. The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1: earnings; operating earnings; earnings per share; operating earnings per share; earnings before interest taxes depreciation and amortization (EBITDA); return on assets; return on net assets; asset turnover; revenues; stockholders’ equity; return on equity; return on invested capital; economic value added; market price appreciation of the Company’s common stock; net income; pre-tax income; operating margins; net income margins; sales margins; cash flow; total stockholder return; expenses; dept-to-capital ratio; market share; sales growth; capacity utilization; increase in customer base; environmental health and safety; diversity; or quality. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items.

4.3	Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the objective performance goals established for that Performance Period have been met by the respective Corporate Officers. If the objective performance goals and any other material terms established by the Committee have been met by a Corporate Officer, the Committee shall so certify in writing with respect to such Corporate Officer before the applicable Bonus is paid pursuant to Section 4.5. For all Participants who are not Corporate Officers, the Senior Vice President — Human Resources or his or her designee shall determine whether objective performance goals established for the Performance Period have been met by the respective Participants and document such determination in accordance with the Company’s policies and procedures, as may be established from time to time.

4.4	Bonus. If the Committee has made the written certification under Section 4.3 for a Performance Period, each Participant to whom the certification applies shall be eligible for a Bonus for the Performance Period. The Bonus for each such Participant shall not exceed 250% of the Participant’s annualized base salary in effect on the December 1st (or such other date as may be established by the Committee) that occurs during the Performance Period. For any Performance Period, however, the Committee shall have sole and absolute discretion to (i) reduce the amount of, or eliminate entirely, the Bonus to one or more of the Participants based upon the Committee’s review of the objective performance goals for each Participant pursuant to Section 4.3 and the individual performance of such Participant, or (ii) increase the amount of any Bonus payable to a Participant whose compensation, at no time during the Performance Period, is subject to Code Section 162(m) based upon the Committee’s review of the objective performance goals for each Participant pursuant to Section 4.3 and the individual performance of such Participant. In no event shall a Bonus be paid to any Participant under the Plan which exceeds $4,000,000 for any Performance Period.

4.5	Payment or Deferral of the Bonus.

(a) As soon as practicable after the Committee’s determination under Section 4.4, but subject to Section 4.5(b), the Company shall pay the Bonus to the Participant. The target timing for the payments under the Plan shall be on or before the date that is 2 1/2 months after the end of the Performance Period, but except as provided in Section 4.5(b), no payment shall occur later than one year after the end of the Performance Period. The Company shall have the right to deduct from any Bonus, any applicable income and employment taxes, and any other amounts that the Company is otherwise required or permitted to deduct.

(b) Subject to the Committee’s approval and applicable law, Participants may request that payments of a Bonus be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election prior to or, as permitted, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement.

4.6	Eligibility for Payments.

(a) Except as otherwise provided in this Section 4.6, a Participant shall be eligible to receive a Bonus for a Performance Period only if such Participant is employed by the Company continuously from the beginning of the Performance Period through the last day of the Performance Period.

(b) Under Section 4.6(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer, the Senior Vice President — Human Resources (or in the case of a Corporate Officer, the Committee) shall determine whether the leave of absence constitutes a break in continuous employment.

(c) The Senior Vice President — Human Resources (or in the case of a Corporate Officer, the Committee) may determine, in his sole discretion, that (1) a Bonus will be payable pro-rata for a Participant who either becomes eligible to participate during the Performance Period or terminates his employment with the Company during the Performance Period due to his death, Retirement or Disability, and (2) a Bonus will be adjusted to reflect a Participant’s increase or decrease in annualized salary during the Performance Period in both cases, with respect to a Participant whose compensation is subject to Code Section 162(m), only to the extent permissible under Code Section 162(m).

4.7	Change in Control. Upon the effective date of any Change in Control of the Company, all potential Bonuses payable hereunder attributable to a Performance Period in which the Change in Control occurs will vest and be paid on a pro-rata basis based on the target level of such potential Bonus. Such payment will be made as soon as practicable following the Change in Control, without regard to whether such payments would be deductible under Code Section 162(m). A “Change in Control” will mean the occurrence of one or more of the following events:

(a) any person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, directly or indirectly, of securities of the Company, representing more than twenty percent of the combined voting power of the Company’s then outstanding securities;

(b) during any period of twenty-six consecutive months beginning on or after January 1, 2005, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board. For this purpose, any new director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office, and who either were directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a director at the beginning of any twenty-six month period under consideration; or

(c) the shareholders of the Company approve: (i) a plan of complete liquidation or dissolution of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

ARTICLE 5

Administration

5.1	General Administration. This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of this Plan and Section 162(m), the Committee is authorized and empowered in its sole discretion to select or approve Participants and to award potential Bonuses in such amounts and upon such terms and conditions as it shall determine.

Except to the extent provided in the following sentence, the Committee may delegate to the Senior Vice President — Human Resources (or his or her designee) any of the Committee’s duties and authority under the Plan with respect to Bonuses that may be payable to Participants who are not Corporate Officers, including but not limited to such duties and authority as are set forth in Section 2.12 and Articles 3 and 4. With respect to Bonuses that may be payable to Participants who are Corporate Officers during the Performance Period, the Committee may delegate any of the Committee’s duties and authority to the extent the Committee determines that such delegation would not cause a Bonus intended to be performance-based compensation under Section 162(m) to fail to qualify as such.

5.2	Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3	Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

5.4	Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus made hereunder.

5.5	Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on Lear Corporation and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.

5.6	Application of Section 162(m); Shareholder Approval. Bonuses payable under this Plan are intended to satisfy the applicable requirements for the performance-based compensation exception for any Participant’s whose compensation is subject to Section 162(m). It is intended that the Plan be administered, interpreted and construed so that Bonus payments remain tax deductible to the Company. Any Bonus under this Plan shall be contingent upon shareholder approval of the Plan in accordance with Section 162(m), the regulations thereunder and other applicable U.S. Treasury regulations. Unless and until applicable shareholder approval is obtained, no Bonus shall be paid under this Plan.

ARTICLE 6

Amendments; Termination

This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the stockholders of Lear Corporation if such approval is necessary: (i) to continue to qualify Bonuses as performance-based compensation under Section 162(m) and applicable regulations; or (ii) to comply with Treasury or SEC regulations, the rules of the New York Stock Exchange, Inc. or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment.

ARTICLE 7

Other Provisions

7.1	Duration of the Plan. This Plan is effective as of January 1, 2005 (the “Effective Date”). This Plan shall remain in effect until all Bonuses made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Bonuses made under this Plan have expired. No Bonuses may be paid under this Plan for any Performance Period that would end after the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals provided herein, unless the Board (subject to any shareholder approval that may then be required to continue to qualify this Plan as a performance-based plan under Section 162(m)) extends this Plan.

7.2	Bonuses Not Assignable. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.3	Participant’s Rights. The right of any Participant to receive any payments under a Bonus granted to such Participant and approved by the Committee pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus for a Performance Period because of a Participant’s participation in this Plan for any prior Performance Period, or because the Committee has made a written certification under Section 4.3 for the Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another Participant to similar or uniform treatment under the Plan.

7.4	Termination of Employment. The Company retains the right to terminate the employment of any Participant or other employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right.

7.5	Exclusion from Benefits. Bonuses under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.6	Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Lear Corporation’ business or assets, shall assume Lear Corporation’ liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Lear Corporation would be required to perform if no such succession had taken place.

7.7	Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Michigan, except to the extent that such law is preempted by Federal law.

7.8	Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.9	Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.

7.10	Offsets. To the extent permitted by law, the Company shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company or any Subsidiary without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).